EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bioanalytical Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-56123 and 333-56127) on Form S-8 of Bioanalytical Systems, Inc. of our report dated January 7, 2006, with respect to the consolidated balance sheets of Bioanalytical Systems, Inc. as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years then ended which report appears in the September 30, 2005, annual report on Form 10-K of Bioanalytical Systems, Inc.

/s/ KPMG LLP

Indianapolis, Indiana

January 18, 2006